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                                                                   EXHIBIT 10.35

May 28, 1996

Mr. Michael D. Pugh
4200 Larchmont
Dallas, TX 75205

Re:    Offer of Employment

Dear Michael:

We are pleased to extend to you an offer of employment with QualMed, Inc., a subsidiary of Health Systems International, Inc. ("HSI") (hereinafter collectively referred to as the "Company"), for the exempt position of Senior Vice President of HSI and President and Chief Executive Officer of QualMed at an annual base salary of $250,000. In this capacity, you will report to Jay M. Gellert, the President and Chief Operating Officer of HSI. Your office will be located in Pueblo, Colorado. The start date for your employment is July 1, 1996.

As a senior executive of the Company, your annual base salary will be reviewed each year by the HSI Compensation and Stock Option Committee. Your first review for annual salary compensation purposes is scheduled to occur at the conclusion of the 1997 calendar year, and annually thereafter.

You will also be eligible to participate in the HSI Management Bonus Plan. Under this plan you can earn up to 50% of your base salary as a bonus, subject to the discretion of the HSI Compensation and Stock Option Committee, if certain goals based upon HSI's, QualMed's and your individual performance are achieved. Your 1996 bonus will be based upon corporate and individual performance for the number of full months you are employed by the Company during the year. The goals which will be used to measure your performance for 1996 are attached hereto as Exhibit 1 and it is intended that you will be provided goals for successive calendar years prior to January 31 of each such year. As we discussed, you will be leaving your current employer in the middle of the fiscal year and will forgo any bonus opportunity payable as a result of your performance for that period. Your bonus for 1996 will be annualized to account for the award you would have received during the first six months of 1996.

As to any bonus award, you must be actively employed and on the Company payroll at the time said bonus is to be paid. The HSI Compensation and Stock Option Committee in its sole discretion will award amounts as it deems appropriate consistent with the guidelines of the HSI Management Bonus Plan. If you are deemed to be one of HSI's
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Mr. Michael D. Pugh
May 28, 1996
Page 2


five highest paid executive officers for any given year, you will participate in the HSI Performance-Based Annual Bonus Plan as adopted by HSI shareholders in 1994, in lieu of the Management Bonus Plan (the HSI Performance-Based Annual Bonus Plan is designed to address the limitations imposed under federal tax law on the Company's ability to deduct certain compensation paid to the five highest paid executive officers.)

In addition to the foregoing, and subject to (1) any applicable prerequisite length of employment or other eligibility requirements and (2) your continued employment with the Company, you will be eligible for consideration to receive and/or participate in the fringe benefits set forth in the Company's applicable Plan Documents, Associate Handbooks and/or Policy Statement, subject to the Company's right to enhance, increase, reduce, eliminate or otherwise modify at any time these or other fringe benefits (including the bonus plans referenced above). Your Company benefits include:

         o       Associate 401(k) Savings Plan.

         o       Employee Stock Purchase Plan.

         o Group medical coverage for you and your eligible dependents at current monthly rates applicable to the Company's employees to start July 1, 1996.

         o Group dental coverage for you and your eligible dependents at current monthly rates applicable to the Company's employees to start July 1, 1996.

         o Eligibility to elect to designate up to $5,000 of your pay to be contributed on a pre-tax basis to an account for your dependent care expenses and up to $2,000 of your pay to be contributed on a pre-tax basis to an account for your medical and dental expenses.

         o Entitlement to reimbursement of the initial fee to join the Pueblo Country Club and reimbursement of Pueblo Country Club expenses, to a maximum of $2,000 annually.

         o Group term life insurance in the amount of $500,000 (supplemental term life insurance and term life insurance for your dependents is also available at your expense).

         o       Short-term and long-term disability benefits.

         o       22 vacation and/or paid-time off days per calendar year.
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Mr. Michael D. Pugh
May 28, 1996
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         o       An anticipated initial nonqualified stock option grant
                 effective July 2, 1996 (vesting one third per year, beginning on the third anniversary of your employment, with a ten year life) to purchase 18,000 shares of HSI Class A Common Stock at the market value of such stock at the close of business on the date granted.

         o Eligibility to participate in HSI's profit-sharing stock grant program, which is based upon the profits of HSI and QualMed.

         o Eligibility to participate in the Company's Supplemental Executive Retirement Plan.

         o Reimbursement of reasonable, substantiated monthly business expenses.

         o       Company paid holidays (currently nine days per year).

         o       Education Assistance Program.

         o Eligibility to participate in the Decibel Credit Union (Decibel offers low interest loans, low interest VISA credit cards, Christmas Club, etc.).

         o A car allowance of $1,000 per month plus a corporate VISA charge card which can be used for Company-related expenses.

         o       A cellular phone for your vehicle.

         o       A fax machine to be installed at your home.

         o Financial planning allowance for tax advice and financial counseling subject to a maximum of $5,000 per year beginning with 1996.

The Company will also provide you with certain benefits to assist you in relocating to Pueblo, including:

         o Payment for all packing, shipping and unloading of all your reasonable household items upon your move and up to 60 days storage, including federal and state tax gross-ups as allowed by law.

         o Assistance with the sale of your current home to include payment of up to a 7% real estate commission, and assistance in the purchase of a new home to include payment of up to two points, including federal and state tax gross-ups as allowed by law.
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Mr. Michael D. Pugh
May 28, 1996
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         o       An allowance in the amount of $6,000 for additional relocation expenses.


Should you leave the employ of the Company within one year from your date of hire, you will be obligated to reimburse the Company for relocation expenses paid on your behalf, pro-rated by the number of months that have expired since your employment began.

If you are terminated by the Company for a reason other than just cause, you will be entitled to receive severance pay equal to six months of your base salary, at the salary rate in effect immediately prior to your termination of employment. If you remain unemployed at the end of the six-month period beginning on your date of termination of employment with the Company, and provided that you use your best efforts to find employment, the Company will continue to provide you severance pay until you obtain employment, for a maximum period of an additional six months.

Should disagreements arise with respect to this offer of employment, you and the Company agree to submit the matter to binding arbitration. The arbitration committee shall consist of three individuals. You will select one individual, the Company will select another, and the third individual will be selected by The American Arbitration Association. The Company shall also have the right to pursue an equitable remedy in a Colorado court pursuant to the applicable laws of Colorado with respect to the noncompete and confidentiality restrictions set forth below. The prevailing party in either the arbitration and/or the equitable remedy action shall recover all attorney's fees and costs incurred.

This offer of employment shall remain confidential and, if accepted by you, will obligate you to the following one-year non-compete agreement.
Accordingly, if you accept this offer you agree that you will not, for a period of one (1) year after any termination of your employment with the Company, undertake any employment or activity on behalf of a Competitor (as defined below) in the geographical area in which you performed services for the Company or any of its affiliates (the "Market Area"), which employment or activity could call upon you to reveal, to make judgments on or otherwise use any confidential business information or trade secrets of the business of the Company or any of its affiliates to which you had access during your employment with the Company.

For these purposes, "Competitor" shall refer to any health maintenance organization, insurance company or similar entity that provides managed health care or related services similar to those provided by the Company or any of its affiliates within the Market Area. The Company shall have the reasonable right to approve your choice of employer. If deemed necessary, the determination of reasonable right is subject to arbitration. It is hereby further agreed that if an arbitrator or any court of competent jurisdiction shall determine that the restrictions imposed in this non-compete agreement are unreasonable,
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Mr. Michael D. Pugh
May 28, 1996
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invalid or unlawful (including, but not limited to, the definition of Market
Area or Competitor or the time period during which this restriction is applicable), the parties hereto hereby agree to any restrictions that such arbitrator or court would find to be reasonable under the circumstances. It is further agreed that the Company shall have all equitable remedies available to enforce this non-competition restriction and the confidentiality restriction set forth in the following paragraph.

You acknowledge and agree that, during the period of your employment by the Company, you will have access to and become acquainted with various confidential information and practices, confidential customer information, and pricing methodology. All documents, memoranda, reports, files, correspondence, lists and other written, electronic and graphic records affecting or relating to the Company's business that you may prepare, use, observe, possess or control shall be and remain the Company's sole property, and you shall not disclose any of these items, except as required in the course of your employment by the Company. In the event of the termination of your employment, you shall deliver promptly to the Company all written and/or graphic records containing such trade secrets or confidential information.

Nothing set forth herein is intended to create any condition or term of employment other than that of an "at-will" employee. In other words, by accepting employment with the Company you confirm that you employment is voluntary and that there is no obligation on your part or on the part of the Company to continue that employment relationship for any period of time. While the Company certainly hopes that there will be a long and mutually satisfactory relationship between you and the Company, it is expressly understood and agreed that your employment can be terminated by either you or the Company at any time, for any reason and with or without prior notice of any kind. The only way in which this "at-will" employment relationship can be changed is by a written agreement, approved by the HSI Compensation and Stock Option Committee, which expressly sets forth a specific length of employment and other appropriate terms and conditions for the employment relationship.

The foregoing describes the terms of this offer of employment. Any prior or contemporaneous agreements or representations, whether oral or written, which may have been made or discussed but which are not included herein, are of no force or effect whatsoever or at all. The HSI Compensation and Stock Option Committee has approved this offer of employment.

Michael, you should know that both Jay Gellert and Dr. Hasan join me in extending our warmest wishes. We are both enthusiastic about the prospect of having you on the Company's "First Team". Wishing you the best of success and the very

Best of health,
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Mr. Michael D. Pugh
May 28,1996
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JAMES J. WILK

James J. Wilk
Senior Vice President, Human Resources
and Administrative Services of Health Net

JJW/lsm

I hereby accept the terms of this offer of employment as outlined above.


/s/ MICHAEL D. PUGH               5/30/96
- --------------------              --------
Michael D. Pugh                   Date

Sent by facsimile
5/30/96
SIG


Attachments: Exhibit I